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                                                                  Exhibit 10.16


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT made as of the 27 day of January, 1997 between PHYMATRIX CORP., a Delaware corporation (the "Company"), and James M. Hogan, M.D. (the "Employee").

      WHEREAS, the Company believes it is in the Company's best interest to employ Employee, and Employee desires to be employed by this Company; and

      WHEREAS, the Company and Employee desire to set forth the terms and conditions on which Employee shall be employed by and provide services to the Company.

      NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment, all upon the terms and conditions hereinafter set forth. In accepting such employment, Employee represents and warrants that he is not under any restrictions in the performance of the duties contemplated under this Agreement by a non-compete or similar agreement, and has never been debarred or excluded from participation in any federal or state health care program.

      2. Term. Unless sooner terminated pursuant to the provisions of this Agreement, the initial term of employment under this Agreement shall be for a period of three (3) years commencing on March 17, 1997 (the "Effective Date")
and ending on the third (3rd) anniversary of the Effective Date. The term of employment under this Agreement shall thereafter be automatically renewed upon the then existing terms and conditions of this Agreement, for successive periods of one (1) year commencing upon the expiration of the initial term of employment under this Agreement or any renewal term and ending on the first (1st) anniversary of the commencement of such renewal term unless either the Company or Employee provides the other with written notice of its election to not renew the term of employment under this Agreement at least sixty (60) days, but no more than one hundred eighty (180) days, prior to the expiration of the then existing term of this Agreement (the initial three (3) year term and all successive one (1) year renewal terms of employment are collectively referred to herein as the "Employment Period").
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      3. Salary. Employee shall be entitled to receive a salary from the Company during the Employment Period at the rate of Five Hundred Thousand ($500,000) Dollars per annum (the "Salary"). The Salary shall be payable in equal installments in accordance with the normal payroll policies of the Company
(which policies may be changed by the Company from time to time in its sole discretion), but in no event less frequently than monthly, and shall be subject to all appropriate withholding taxes.

      4. Benefits; Bonuses. The Salary provided for in Section 3 shall be in addition to such benefits and bonus programs as the Company, in its sole and absolute discretion, shall from time to time provide to the Company's executive officers, including, without limitation, a car allowance equal to Six Hundred ($600) Dollars per month, and an annual performance bonus in an amount to be determined by the Board of Directors. Such benefits and bonus programs are subject to change from time to time as determined by the Board of Directors of the Company.

      5. Options. The Company shall grant to Employee options to acquire One Hundred Thousand (100,000) shares of its common stock (the "Shares"), subject to the vesting requirements set forth below, at an option exercise price equal to the closing price per share of its common stock on the Effective Date (the "Options"). Such Options shall be granted to Employee on the Effective Date, and will be issued pursuant to a plan or plans adopted by the Company and approved by its shareholders, which plan or plans shall contain such other terms, conditions and restrictions as are customary for stock option plans of companies in the business of the Company including, without limitation, provisions for the acceleration of exercisability of all granted but unvested options in the event of a change in control of the Company. The Options shall not be immediately exercisable upon the date of grant, but shall vest and become exercisable by Employee in equal one-third (1/3) increments upon each of the first three (3) anniversaries of the Effective Date of this Agreement. The Options shall not be exercisable subsequent to the date ten (10) years after their grant to Employee. Employee shall have no rights to receive any ownership interests in the Company other than the ownership interests in the Company acquired as a result of exercising the Options provided for pursuant this Section 5 (or any other options or stock grants as may be granted to Employee from time to time by the Board of Directors of the Company, in its sole and absolute discretion).

      6. Duties. During the Employment Period, Employee agrees to serve exclusively as Chief Medical Officer of the Company until such time as the Company finalizes its organizational structure for the Company in the New York/New Jersey/Connecticut area. Employee shall exercise such powers and comply with and perform such directions and duties in relation to the business and affairs of the Company as are customarily and ordinarily exercised and performed by such executive officer and as may from time to time be vested in


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or requested by the Board of Directors of the Company, and shall use his best efforts to improve and expand the business of the Company. Notwithstanding any other term or provision to the contrary contained herein, in no event shall Employee be obligated to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like. Employee shall at all times report to, and his activity shall at all times be subject to the direction and control of, the Board of Directors of the Company as well as the President of the Company, which officer shall act as the immediate supervisor of Employee. Employee agrees to devote his entire business time, energy and skill to the service of the Company and shall perform his duties in a good faith, trustworthy and businesslike manner, in compliance with the laws of the United States of America and all other political subdivisions, all for the purpose of advancing the interests of the Company. Employee shall at no time engage in any other business activity whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, provided the same shall not interfere with the performance by Employee of his duties under this Agreement and shall not violate the terms and provisions of any other provision of this Agreement (including, but not limited to, Section 14 of this Agreement), Employee may invest his personal assets in businesses where the form or manner of such investment will not require services on the part of Employee and in which his participation is solely that of a passive investor and/or serve on the board of directors or as an officer of, or as a volunteer for, charitable, civic or community organizations.

      7. Location of Company Headquarters. Unless otherwise agreed to in writing by Employee, the parties hereby agree that Employee shall perform his duties primarily from New York.

      8. Business Expenses. Consistent with the Company's policies as in effect from time to time (including, but not necessarily limited to, a satisfactory itemized accounting for such expenditures), Employee shall be reimbursed for ordinary and necessary expenses incurred in promoting the business of the Company.

      9. Confidentiality.

            (a) In the course of this employment, the Company may disclose or make known to Employee, and Employee may be given access to or may become acquainted with, certain information, trade secrets or both, all relating to or useful in the business of the Company (collectively "Information") and which the Company considers proprietary and desires to maintain confidential. As a material inducement to the Company in entering this Agreement, Employee covenants and agrees that during the term of this Agreement and at all times thereafter, Employee shall not in any manner, either directly or indirectly, divulge,


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disclose or communicate to any person or firm, except to or for the Company's benefit as directed by the Company, any of the Information which he may have acquired in the course of or as an incident to his employment by the Company, the parties agreeing that such information affects the successful and effective conduct of the business and goodwill of the Company, and that any breach of the terms of this Section is a material breach of this Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall preclude Employee from disclosing Information pursuant to judicial order or Information which has been made public through the release or disclosure by persons other than Employee.

            (b) All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, computer software, other written and graphic records, and the like (collectively, the "Materials"), affecting or relating to the business of the Company, which Employee shall prepare, use, construct, observe, possess or control shall be and remain the Company's exclusive property or in the Company's exclusive custody, and must not be removed from the premises of the Company or given to any person or entity except as directed by the Company in writing. Promptly upon termination of this Agreement for any reason, or completion of the tasks or duties assigned pursuant hereto, the Materials, Information and all copies thereof in the custody or control of Employee shall be delivered promptly to the Company. Employee acknowledges that all documents and equipment relating to the business of the Company, in addition to all Information and Materials, whether prepared by Employee or otherwise coming into Employee's possession, are owned by and constitute the exclusive property of the Company or in the Company's exclusive custody, and all such documents and equipment must not be removed from the premises of the Company except as directed by the Company in writing.

            (c) The covenants of Employee set forth in this Section 9 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Employee. The covenants of Employee set forth in this Section 9 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this Section 9 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such


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unenforceable provision consistent with the intent of this Section 9 so that it shall be enforceable as modified.

      10. Events of Termination by the Company. This Agreement may be terminated by the Company:

            (a) If after thirty (30) days written notice to Employee requesting his resignation, the Company has not received such resignation, the Company may terminate this Agreement without cause, effective immediately upon delivery of written notice to Employee by the Company. In the event of a termination of this Agreement pursuant to this Section 10(a), Employee's Salary shall continue to be paid for the greater of (i) twelve (12) months, or (ii) the remainder of the Employment Period. All payments made pursuant to this Section shall be made in accordance with the normal payroll policies of the Company but in no event less frequently than monthly and subject to the appropriate withholding taxes;

            (b) With cause, effective immediately upon delivery of written notice to Employee by the Company, provided, however, that if such cause is of the type described in clause (iv) below and susceptible to being cured, Employee shall have a period of ten (10) days after delivery of written notice to Employee to effect such cure or such longer period of time as may be required for such cure, provided Employee has commenced such cure within such ten (10) days and is diligently prosecuting such cure. A termination shall be deemed to be "with cause" if the Company determines that Employee has;

                  (i) misappropriated the assets or opportunities of the Company;

                  (ii) been convicted of a felony involving violence, dishonesty, conversion, theft or misappropriation of property of another, controlled substances, moral turpitude or the regulatory good standing of the Company;

                  (iii) abused drugs or alcohol in a manner which prevents Employee from performing his duties in the manner provided herein; or

                  (iv) willfully and continually failed to perform any of his material duties in the manner provided herein or willfully and continually failed or refused to perform any of the material duties properly assigned to him by the Company in accordance with Section 6 hereof for any reason other than disability or breaches any of his other material obligations under this Agreement.


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      11. Events of Termination by Employee. This Agreement may be terminated by
Employee in the event of the failure of the Company to pay any sums due or grant any Options to be granted hereunder to Employee or perform substantially any of its other duties and obligations required to be performed or observed under this Agreement, but only after written notice has been given by Employee to the Company, provided, however, that the Company shall have a period of ten (10) days from delivery of such notice within which to cure the same or such longer period of time as may be required for such cure, provided the Company has commenced such cure within such ten (10) days and is diligently prosecuting such cure. This Agreement may also be terminated by Employee in the event of (i) a change of control in the Company, or (ii) a material change in Employee's title, responsibilities, Salary or benefits.

      12. Other Termination of this Agreement. This Agreement shall immediately terminate upon the concurrence of any of the following events:

            (a) The death of Employee; or

            (b) The "disability" of Employee as such term is defined in the Company's long term disability insurance coverage.

      13. Effects of Termination. Upon the termination of the Agreement:

            (a) Employee's duties shall cease as of the effective date of termination, provided, however, that Employee will in all events of termination be responsible for arranging for the smooth transition of duties to appropriate independent contractors and/or employees of the Company; provided, however, that such transition period shall not exceed one (1) month after termination nor require more than forty (40) hours of Employee's time per week. In the event that the Company shall request Employee to provide transitional assistance after the effective date of termination, Employee shall be paid an hourly rate, based upon an 8 hour work day, a 2,080 hour work year and his then current Salary, based upon time sheets submitted by Employee specifying the services performed and the amount of time expended.

            (b) With respect to any termination other than pursuant to Section 10(a) or Section 11 of this Agreement, payments made on account of Employee's Salary shall cease upon the effective date of termination; any amounts due on account of Employee's Salary for account of services performed prior to the effective date of termination which have not previously been paid will be paid (pro rata through the effective date of termination) within thirty (30) days following termination.


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            (c) All expenses which are properly reimbursable to Employee pursuant to Section 8 will be promptly reimbursed following termination.

            (d) All other benefits and/or entitlements to participate in bonus programs, if any, will cease as of the effective date of termination, subject to Employee's rights to continue medical insurance coverage at his own expense as provided by applicable law or written Company policy; provided, however, that all policies of insurance relating solely to Employee shall be assigned to Employee within thirty (30) days following termination, provided that such assignment shall be at no cost or expense to the Company, and provided further that such assignment shall state that it is made subject to the terms and conditions of the policy(ies).

            (e) The rights, privileges, benefits, remedies and interests of the Company and Employee under Section 5 of this Agreement shall be governed by the terms and provisions of Section 5.

      14. Non-Competition and Soliciting.

            (a) Employee acknowledges that he has performed services or will perform services hereunder, and will acquire knowledge and proprietary information, which will directly affect the business of the Company to be conducted throughout the United States. Accordingly, the parties deem it necessary to provide protective non-competition and non-solicitation provisions in this Agreement.

            (b) Employee agrees with the Company that:

                  (i) Employee shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, within the Tri-State area (New York, New Jersey and Connecticut) (the "Area"), either directly or indirectly, perform services or duties for a physician practice management company in any capacity, whether as an owner, shareholder, consultant, director, officer, manager, supervisor or employee of any entity; and

                  (ii) Employee shall not solicit any employee of the Company (whether or not such employment is full-time, part-time, or is pursuant to a written contract) other than his personal secretary for the purpose of having such employee perform services for another company located in the Area.

            (c) The covenants of Employee set forth in Section 14 shall commence upon the Effective Date of this Agreement and continue through the date of termination of the


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Employment Period for a period of twelve (12) months following a termination pursuant to Section 10(b) or 12(b) of this Agreement, or any election by Employee not to renew the term of the Employment Period pursuant to Section 2 of this Agreement. Notwithstanding the foregoing, the covenants of Employee referred to in this Section 14 shall be extended for a period time equal to the period of time during which Employee shall be in violation of such covenants and/or the pendancy of any proceedings brought by the Company to enforce the provisions of such covenants.

            (d) The covenants of Employee set forth in this Section 14 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Employee. The covenants of Employee set forth in this Section 14 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this Section 14 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of this Section 14 so that it shall be enforceable as modified.


      15. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

      16. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

      17. Assignments. The Company shall have the right to assign all of its rights and obligations under this Agreement to any person or entity which purchases all or substantially all of the assets of the Company or with which the Company merges or consolidates and, upon such assignment, this Agreement shall be binding upon and inure to the benefit of such assign and the Company shall be released and discharged from all duties and obligations under this


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Agreement. Employee shall execute such instruments as shall be reasonably requested by the Company to evidence such release. Employee shall have no right to assign or delegate any rights or obligations under this Agreement.

      18. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

      19. Severablilty. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

      20. Survival. Notwithstanding anything to the contrary herein, the provisions of Sections 5, 9, 13, 14 and 15 through 27 shall survive and remain in effect in accordance with their respective terms in the event this Agreement or any portion hereof is terminated.

      21. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Employee:

James M. Hogan, M.D.
300 E. 40th Street - Apt. 31P
New York, New York 10016

If to the Company:                      With a Copy to:

PhyMatrix Corp.                         PhyMatrix Corp.
Suite 1000E, Phillips Point             Suite 1000E, Phillips Point
West Palm Beach, Florida 33402          West Palm Beach, Florida 33402
Attn: President                         Attn: General Counsel


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or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph, (c) on the date of transmission with confirmed answer back if by telex or telecopy, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

      22. Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

      23. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorney's fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

      24. Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

      25. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.


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      26. Supervening Law. The Company and Employee recognize that this
Agreement is subject to applicable state, local and federal laws and regulations. The Company and Employee further recognize that the Agreement shall be subject to amendments in such laws and regulations and to new legislation such as federal or state economic stabilization programs or health insurance programs. Any provisions of law that invalidate, or are otherwise inconsistent with the terms of this Agreement or that would cause any party to be in violation of law, shall be deemed to have superseded the terms of this Agreement, provided, however, that the parties shall exercise their best efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with requirements of law.

      27. Captions. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            PHYMATRIX CORP.


                                            By: /s/ Abraham D. Gosman
                                                --------------------------------
                                                Name: Abraham D. Gosman
                                                Title: President


                                                /s/ James M. Hogan
                                            ------------------------------------
                                            Name: James M. Hogan M.D.
                                                  1/27/97


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